DEFERRED
COMPENSATION AGREEMENT

THIS AGREEMENT made and entered into by and between Simmons First National Corporation ("Employer") and George A. Makris, III ("Employee"), WITNESSETH:

WHEREAS, Employee is presently employed by Employer in the capacity of Executive Vice President and General Counsel and is a person whom Employer considers to possess significant ability, experience and valuable contacts in matters relating to the business of Employer; and

WHEREAS, Employer desires to obtain the continued services of Employee and to provide certain deferred, contingent benefits to Employee as more particularly hereinafter provided; and

NOW, THEREFORE, for and in consideration of the premises and Employee's continued employment, it is agreed as follows, to-wit:

1. Definitions. As used herein, the following terms shall have the definitions set forth below:

Benefit Period - For the purposes of Section 5, the period commencing on the first day of the next succeeding calendar month following the Separation from Service of Employee and ending one hundred eighty (180) months thereafter.

Change in Control - shall mean a change in ownership or control of the Employer as defined in Treasury Regulation 1.409A-3(i)(5) or any subsequently applicable Treasury Regulation.

Designated Beneficiary - Employee may designate a beneficiary on a form supplied by the Employer (attached hereto as Exhibit A) and, may change or revoke that designation by filing written notice with the Employer. In the absence of a designation, Employee will be deemed to have designated the following beneficiaries (if then living) in the following order: (1) his or her spouse, (2) his or her children in equal shares, and (3) his or her estate.

Disabled - A participant shall be considered disabled if the participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Employer, (iii) is determined to be totally disabled by the Social Security Administration or (iv) is determined to be disabled by the Employer's disability insurance program, provided the criteria utilized by the insurance program complies with the criteria set forth under (a) above.

Final Average Compensation - The average of the sum of the salary and cash bonus (inclusive of all discretionary bonuses and cash incentive programs in which Employer participated) for the last five (5) consecutive, completed calendar years of service. Stock options, restricted stock or other equity compensation grants, programs or plans shall not be included in the computation of Final Average Compensation. However, all sums earned under the SFNC Executive Incentive Plan (or its equivalent) ("EIP") shall be considered as cash compensation, even if in future years some part or all of the EIP may be paid in stock rather than cash.

Monthly Benefit - The monthly benefit payable upon death, Disability or Normal Retirement shall be one-twelfth (1/12th) of an amount equal to thirty percent (30%) of the Final Average Compensation of Employee.

Separation from Service - shall mean Employee has experienced a termination of employment with Employer. For purposes of this Agreement, whether a termination of employment or service has occurred is determined based on whether the facts and circumstances indicate that Employer and Employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services Employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to Employer if Employee has been providing services to Employer less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether Employee continues to be treated as an executive for other purposes (such as continuation of salary and participation in executive benefit programs), whether similarly situated service providers have been treated consistently, and whether Employee is permitted, and realistically available, to perform services for other service recipients in the same line of business. Employee will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is fifty percent (50%) or more of the average level of service performed by Employee during the immediately preceding thirty-six (36) month period.

Specified Employee ‑ is a key employee (as defined in section 416(i) of the Internal Revenue Code without regard to section 416(i)(5)) of the Employer (and all persons with whom the Employer would be considered a single employer under section 414(b) or 414(c) of the Internal Revenue Code) any stock of which is publicly traded on an established securities market or otherwise. For this purpose, an employee is a key employee if he or she meets the requirements of section 416(i) at any time during the calendar year. If a person is a key employee as of December 31 of any year, the person is treated as a specified employee for the 12‑month period beginning on the first day of April of the next calendar year. The determination whether the stock is publicly traded on an established securities market or otherwise shall be made as of the date of the Employee's separation from service.

2. Continued Employment of Employee. Employee shall continue in the employ of Employer until the earlier of a Change in Control or attainment of age 60, subject to termination at any time by the Board of Directors of Employer.

3. Normal Retirement, Disability or Death. (a) Upon the first to occur of the following:

i. Employee's Separation from Service at or after age 60 ("Normal Retirement"),

ii. Employee's Disability prior to age 60 while still in the employ of Employer, or

iii. Employee's death prior to age 60 while still in the employ of Employer --

Employer shall pay to Employee (or Employee's beneficiary in the case of death of the Employee) the Monthly Benefit, as defined herein, each month beginning on the first day of the month following Employee's Normal Retirement, Disability or death, and ending upon the expiration of 180 consecutive months after the commencement of payments.

(b) If Employee dies prior to receiving 180 monthly payments, the remaining payments (not to exceed 180), shall be made to Employee's Designated Beneficiary or, if none, to Employee's estate.

4. Payments to Specified Employees. If at the time of the Employee's death Disability, or Normal Retirement, Employee is a Specified Employee, then notwithstanding any provision herein, including Sections 3 and 5, concerning the date of the commencement of payments, all payments that Employee would otherwise have been entitled to receive hereunder during the first six (6) months after his death, Disability or Normal Retirement shall be retained by the Employer and paid to the Employee (or his beneficiary, as the case may be) upon the first day of the seventh (7th) month next following the event giving rise to the commencement of the payments. All payments due on any date more than six (6) months after the event giving rise to the commencement of the payments shall not be delayed and shall be made on the dates as originally set forth herein.

5. Separation from Service after Change in Control. In the event of a Change in Control and Employee's Separation from Service prior to his entitlement to the Monthly Benefit, then Employer shall pay to Employee the Monthly Benefit each month during the Benefit Period, beginning on the first day of the calendar month following such Separation from Service. If Employee dies prior to the end of the Benefit Period, the remaining payments, through the end of the Benefit Period, shall be made to Employee's Designated Beneficiary.

6. Consultation and Advice. Employee agrees that, following Separation from Service due to disability or Normal Retirement, Employee shall, upon request by the Board of Directors of Employer, render consultation and advice to Employer on a part time basis. Such consultation and advice may be performed at such place and time as may be designated by Employee. Employee shall be obligated to perform his duties under this Section only as long as Employee's health shall permit provided, however, the inability of Employee to perform these duties due to poor health or death shall not impair any benefit payable hereunder to the Employee, his designated beneficiary or his estate.

7. Forfeiture. Employee shall forfeit the right to payment of any further deferred compensation benefits hereunder if:

(a) Employee shall fail to continue in the full time employ of Employer until the earlier of a Change in Control or the attainment of age 60 for any reason other than death or Disability;

(b) Employee shall fail to provide any required consultation services under Section 6 above; or

(c) Employee, while receiving payments hereunder, shall, directly or indirectly, as owner, employee, independent contractor, agent or in any other capacity, take part or engage in any manner in any business, activity or endeavor within the State of Arkansas which, in the sole determination of the Board of Directors of Employer, shall be in competition with the business of Employer.

8. Administration. This deferred compensation agreement shall be administered by the Compensation Committee of the Board of Directors of Employer, which Committee shall have all rights and powers as may be necessary or appropriate for the discharge of its duties in the administration of this agreement.

9. No Trust or Security. It is specifically understood and agreed that no trust or fiduciary relationship of any kind or character is created by this agreement and that Employer's liability hereunder is an unsecured obligation of Employer.

10. Prohibition against Assignment. Employee may not assign, encumber or in any other manner transfer or dispose of any rights of Employee hereunder, except that Employee may designate a beneficiary or beneficiaries to receive payments in the event of Employee's death.

11. Benefit and Binding Effect. This agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives and successors.

12. IRC Section 409A. This Agreement is intended to comply with IRC Section 409A or an exemption. Severance benefits under this Agreement are intended to be exempt from IRC Section 409A under the “separation pay exception” to the maximum extent possible. Any payments that qualify for the “short-term deferral” exception or another exception under IRC Section 409A will be paid under the applicable exception. Payments may only be made under this Agreement upon an event and in a manner permitted by IRC Section 409A to the extent applicable, including the requirement, if applicable, that payments upon Separation from Service be delayed for six months if the Employee is considered a “key employee” of a public company for purposes of IRC Section 409A. Payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under IRC Section 409A. For purposes of IRC Section 409A, the right to a series of installment payments under the Agreement will be treated as a right to a series of separate payments. In no event may the Employee, directly or indirectly, designate the calendar year of payment.

IN WITNESS WHEREOF, the parties have executed this instrument this 11th day of March, 2022.

SIMMONS FIRST NATIONAL CORPORATION

By _/s/ Jena Compton_________________

Title:_EVP, Chief People Officer________

_/s/ George A. Makris III_______________
George A. Makris, III

EXHIBIT A

BENEFICIARY DESIGNATION

In the event of my death, pay the Monthly Benefits due me under the Deferred Compensation Agreement with Simmons First National Corporation to the beneficiary listed below. I understand that if the Designated Beneficiary predeceases me, or if I die without naming a Designated Beneficiary, that the Monthly Benefits will be paid to the following beneficiaries (if then living) in the following order: (1) my spouse, (2) my children in equal shares, and (3) my estate. This beneficiary designation may be changed at any time by delivering a new beneficiary designation, in acceptable form, to Simmons First National Corporation. Any prior beneficiary designation is superseded by this designation.

NAME OF PRIMARY BENEFICIARY

______________________________________________________________________________

ADDRESS
______________________________________________________________________________

______________________________________________________________________________

Dated this ____ day of __________, 2022

____________________________________
George A. Makris, III

Received this ___ day of _________, 2022

Simmons First National Corporation

By: ________________________________
Title: _______________________________